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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): MAY 23, 2002

                         ------------------------------

                             RELIANT RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 1-16455                              76-0655566
    (State or other jurisdiction              (Commission File Number)                     (IRS Employer
          of incorporation)                                                             Identification No.)


              1111 LOUISIANA
              HOUSTON, TEXAS                                            77002
 (Address of principal executive offices)                            (Zip Code)


       Registrant's telephone number, including area code: (713) 207-3000

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ITEM 5.  OTHER EVENTS.

         On May 23, 2002, NEA B.V. ("NEA"), the former Dutch electric generation pooling company, and its four shareholders (including Reliant Energy Power Generation Benelux B.V. ("REPGB"), an indirect wholly-owned subsidiary of Reliant Resources, Inc. ("RRI")) entered into an agreement (the "EDF Settlement Agreement") amending the terms of a long-term power supply agreement between NEA and Electricite de France, Service National ("EDF"). This power supply agreement (the "EDF Power Contract"), which was entered into in 1989, provided for the sale by EDF to NEA of 600 MW through March 2002, and 750 MW from April 2002 through March 2009.

         In addition, on May 30, 2002, NEA and its four shareholders entered into an agreement (the "E.ON Settlement Agreement," and together with the EDF Settlement Agreement, the "Settlement Agreements") amending the terms of a long-term power supply agreement between NEA and E.ON Sales and Trading GmbH, formerly known as PreussenElektra Aktiengesellschaft ("E.ON"). This power supply agreement (the "E.ON Power Contract"), which was entered into in 1989, provided for the sale by E.ON to NEA of 300 MW through 2005.

         The Dutch Electricity Production Sector Transition Act (the "Transition Act") allocates to REPGB and the other shareholders of NEA specified percentage interests in the contractual obligations and rights under, among other things, the EDF Power Contract and the E.ON Power Contract, including the right to purchase electricity. REPGB's allocated share of the assets and liabilities of NEA is 22.5%. For additional information regarding the Transition Act, please read Note 13(f) to the consolidated financial statements of RRI included in RRI's Annual Report on Form 10-K for the year ended December 31, 2001.

         Under the terms of the Settlement Agreement, NEA paid EDF and E.ON a net aggregate payment of Euro 485 million, approximately $446 million, (the "Settlement Payment") (of which REPGB's proportionate share as a NEA shareholder was Euro 109 million, approximately $100 million). NEA has invoiced REPGB for its proportionate share of the Settlement Payment. REPGB will pay its share of the Settlement Payment with funds withdrawn from the stranded cost indemnity escrow account established in connection with the settlement of the indemnity of the former shareholders of REPGB. However, on May 31 2002, following the execution of the Settlement Agreements, the Supervisory Board of NEA declared a Euro 625 million, approximately $575 million, cash dividend payable to its shareholders. REPGB's share of the dividend is Euros 141 million, approximately $130 million. The payment date for the dividend is July 1, 2002.

         In exchange for its portion of the Settlement Payment, EDF agreed to replace the EDF Power Contract's existing terms with a market-based electricity price index for comparable electricity products quoted on the LPX Leipzig Power Exchange. In addition, EDF agreed to pay 50% of transportation costs for electricity supplied under the EDF Power Contract from France into the Netherlands. Under an additional term of the EDF Settlement Agreement, NEA agreed to assign 20% (150 MW out of the 750 MW) of the rights and obligations under the EDF Power Contract (including associated import and transit rights into the Netherlands) to Electricite de France Service National Trading Ltd., a subsidiary of EDF. The remaining 600 MW of the


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contract was assigned to each of the 4 Dutch generation companies (or designated affiliates), with 22.5% (135 MW) being assigned to REPGB. REPGB has an obligation to purchase or take at least 65% of the 135MW under the EDF Power Contract per year through March 2009.

         In exchange for its portion of the Settlement Payment, E.ON agreed to replace the E.ON Power Contract's existing terms with a market-based electricity price index for comparable electricity products quoted on the LPX Leipzig Power Exchange. The 300 MW contract was assigned to each of the 4 Dutch generation companies (or designated affiliates), with 22.5% (67.5 MW) being assigned to REPGB. REPGB has no obligation to purchase or take any volume under the E.ON Power Contract.

     The Company marked to market its stranded cost liability to reflect the effect of the market-conforming amendments to the two power supply agreements. Based on current market prices and terms, the Company estimates that it will record in the second quarter of 2002 a one-time net gain of approximately Euro 118 million, approximately $109 million, in total for the amendments of the two contracts.




ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c) Exhibits.

         None.





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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       RELIANT RESOURCES, INC.




Date: June 10, 2002                    By: /s/ Mary P. Ricciardello
                                           ------------------------------------
                                           Mary P. Ricciardello
                                           Senior Vice President and
                                           Chief Accounting Officer